Letterhead of HULL, TOWILL, NORMAN & BARRETT, P.C.

                                 May 7, 1996











                                                        Writer's Direct Dial
                                                            706/828-2001
Merry Land & Investment Company, Inc.
624 Ellis Street
Augusta, Georgia  30901

   Re: Registration with the Securities and Exchange Commission of 800,000 shares of the common stock of Merry Land & Investment Company, Inc.

Ladies & Gentlemen:

   We have acted as counsel to Merry Land & Investment Company, Inc. in connection with the proposed offering of 800,000 additional shares of its common stock, no par value, pursuant to its Dividend Reinvestment and Stock Purchase Plan (the "Plan").

   We are familiar with the articles of incorporation and by-laws of Merry Land & Investment Company, Inc., and we have examined such additional records as we deemed necessary to support opinion.

   Based upon the foregoing, we are of the opinion that:

   1. Merry Land & Investment Company, Inc. is a corporation duly organized, existing and in good standing under the laws of the State of Georgia.

   2. All proceedings necessary to authorized the Plan and the offering of shares pursuant to the Plan have been taken.

   3. The common stock, when sold and paid for in accordance with the Plan, will be legally issued, fully paid and non-assessable.

   We hereby consent to references to this opinion in the registration statement filed by Merry Land & Investment Company, Inc. in connection with the registration of its common stock.



                             HULL, TOWILL, NORMAN
                             & BARRETT, P.C.